Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This AGREEMENT (“Agreement”) is hereby entered into as of June 3, 2015, by and between NAUGATUCK VALLEY SAVINGS AND LOAN, a federally chartered savings association (the “Bank”) with its principal offices at 333 Church Street, Naugatuck, Connecticut 06770 JAMES HASTINGS(“Executive”).

WHEREAS, the Bank recognizes the importance of the Executive to the Bank’s operations and wishes to continue to protect his position with the Bank in the event of a change in control of the Bank or Naugatuck Valley Financial Corporation (the “Corporation”) for the period provided for in this Agreement; and

WHEREAS, Executive and the Board of Directors of the Bank desire to enter into an agreement which sets forth the terms and conditions of certain payments and benefits to the Executive upon a Change in Control (as defined herein);

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.	Term of Agreement.

(a)          The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and continuing for twelve (12) full months thereafter, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.

(b)          Commencing as of the first anniversary of the Effective Date and continuing as of each anniversary of the Effective Date thereafter, the disinterested members of the board of directors of the Bank (the “Board”) may extend the Agreement term for an additional year (or such longer period of time as the parties may mutually agree), so that the remaining term of the Agreement again becomes twelve (12) full months (or longer, if agreed upon) from the applicable anniversary of the Effective Date, unless the Executive elects not to extend the term of this Agreement by giving written notice at least thirty (30) days prior to the applicable anniversary date.

(c)          The disinterested members of the board of directors of the Bank will review the Agreement and the Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meetings.

(d)          Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Bank terminates Executive’s employment prior to a Change in Control.

2.	Change in Control.

(a)          If a Change in Control occurs during the term of this Agreement and within one year thereafter, Executive’s employment is terminated involuntarily but without Cause as defined in Section 2(c) of this Agreement, the provisions of Section 3 of this Agreement shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his employment at any time during the term of this Agreement for “Good Reason.” For purposes of this Agreement, a voluntary termination by Executive shall be considered a voluntary termination with “Good Reason” if the conditions set forth in both clauses (x) and (y) below are satisfied:

(x)          a voluntary termination by the Executive shall be considered a termination with Good Reason if any of the following occur without the Executive’s written consent, and the term Good Reason shall mean the occurrence of any of the following events without the Executive’s written consent:

(1)          a material change in the Executive’s position to become a position of lesser responsibility, importance, or scope from the position Executive held prior to the Change in Control;

(2)          a material reduction in the Executive’s base salary or benefits following a Change in Control (other than a reduction that is generally applicable to the Bank’s executive employees or a reduction or elimination of the Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against the Executive (except as such discrimination may be necessary to comply with applicable law));

(3)          a relocation of the Executive’s principal place of employment by more than thirty (30) miles from its location prior to Change in Control; or

(4)          a material breach of this Agreement by the Bank.

(y)          the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (x) within sixty (60) days after the initial existence of the condition, and the Bank shall have thirty (30) days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) above must occur within six (6) months after the initial existence of the condition.

(b)          For purposes of this Agreement, a “Change in Control” means a change in ownership, change in effective control or change in ownership of a substantial portion of assets of the Bank or the Corporation, as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

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(c)          Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for “Cause.” Termination for Cause shall mean termination of employment because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order, habitual drunkenness or illegal use of controlled dangerous substances, or any material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to Executive and an opportunity for his, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail.

3.	Termination Benefits.

(a)          If a Change in Control occurs during the term of this Agreement and within one year thereafter, the Executive’s employment terminates involuntarily without Cause or if Executive voluntarily terminates his employment with Good Reason the Bank shall make or cause to be made:

(i)	a lump sum cash payment equal to one (1) times the Executive’s then current base salary. Such payment shall be made not later than ten (10) days following Executive’s termination of employment. Notwithstanding the foregoing, if applicable, the payment will not be made to the Executive under this Section 3 until after obtaining the proper regulatory approval to make the payment and, if that is the case, the Bank will make the payment within ten (10) days of obtaining such regulatory approval. In addition to the cash severance benefit provided for under this Section 3(a)(i) the Bank shall provide or cause to be provided post-termination insurance coverage described in Section 3(a)(ii) below, subject to the provisions of Section 3(c) of this Agreement.

(ii)	Continued medical, dental and life insurance coverage for Executive and his dependents at the Bank’s expense. The medical, dental and life insurance coverage shall continue for twelve months following termination of employment.

(b)          Notwithstanding the preceding provisions of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Agreement (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by this Section 3 shall first be made from any cash severance due Executive. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to this Section 3, below zero.

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(c)          The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of health and welfare benefits, not constitute deferred compensation (since such amounts are not taxable to Executive). However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under this Agreement prior to the first day of the seventh month following the Event of Termination in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Corporation for the calendar year preceding the year in which Executive has an Event of Termination, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the Event of Termination. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the Event of Termination. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the Event of Termination. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

(d)          If under the terms of the applicable policy or policies for the insurance benefits specified in Section 3(a)(ii) of this Agreement it is not possible to continue coverage for the Executive and his dependents, the Bank shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had the Executive’s employment not terminated, assuming continued coverage for twelve (12) months following a Change in Control.

4.	Notice of Termination.

(a)          Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

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(b)          “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5.	Source of Payments.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

6.	Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement (written or oral) between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

7.	No Attachment.

(a)          Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b)          This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

8.	Modification and Waiver.

(a)          This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)          No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

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9.	Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

11.	Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Connecticut, without regard to principles of conflicts of law of that State.

12.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.	Payment of Legal Fees.

All reasonable legal fees and expenses paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, only if Executive is successful pursuant to a legal judgment, arbitration or settlement.

14.	Indemnification.

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the costs of reasonable settlements.

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15.	Successors to the Bank.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Corporation, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

16.          Required Provisions. In the event any of the foregoing provisions of this Agreement conflict with the terms of this Section 16, this Section 16 shall prevail.

(a)          The Board may terminate the Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 2(c) of this Agreement.

(b)          If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)          If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)          If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all of the Bank’s obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)          All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Bank (1) by the Comptroller of the Currency, or his or his designee (the “Comptroller”), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) of the FDIA; or (2) by the Comptroller, at the time the Comptroller approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe and unsound condition. Any rights of the Executive that have already vested, however, shall not be affected by such action.

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(f)          Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(g)          The Bank retains the right to demand the return of any payment made to the Executive under Section 3(a)(i) and the value of any benefit provided under Section 3(a)(ii) of this Agreement in the event the Bank obtains information indicating that the Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. §359.4(a)(4). In the event the Bank exercises its right to demand the return of any payment made under this Agreement, the Executive will return the payments to the Bank within 90 days of receipt of written notice from the Bank that the Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. §359.4(a)(4).

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SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NAUGATUCK VALLEY SAVINGS AND LOAN

By:	/s/ William C. Calderara
For the Entire Board of Directors

EXECUTIVE

/s/ James Hastings
James Hastings

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